Exhibit (a)(6)

News Release

CONTACTS:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	June 4, 2009
Rich Rosen (Investors)
(513) 534-3307
Debra DeCourcy, APR (Media)
(513) 534-4153

FIFTH THIRD AMENDS EXCHANGE OFFER

Fifth Third Bancorp (“Fifth Third;” Nasdaq: FITB) today announced that it has amended its filings with the Securities and Exchange Commission relating to its previously announced offer to exchange shares of its common stock and cash for any and all of its outstanding Depositary Shares each representing a 1/250th interest in a share of 8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G (CUSIP No. 316773209).  The Company has increased the cash consideration being offered for each set of 250 validly tendered and accepted Depositary Shares from $7,500 to $8,250, such that the maximum cash consideration payable in the Offer to Exchange is increasing from $332,250,000 to $365,475,000.  Other than the changes discussed herein, the material terms of the exchange offer, including the current expiration date of the offer, remain unchanged.

The exchange offer for the Depositary Shares will expire on June 17, 2009.  The exchange offer is being made pursuant to an Offer to Exchange and related letter of transmittal, copies of which, including all amendments and supplements, may be obtained without charge from the Information Agent for the exchange offer, D.F. King & Co., Inc., who may be reached toll-free at (800) 207-3158 or banks, brokers and foreign holders can call collect at (212) 269-5550. The Offer to Exchange and other related documents have also be filed with the Securities and Exchange Commission on Schedule TO and may be obtained for free at the Commission’s web site, http://www.sec.gov. The exchange offer is subject to the satisfaction of certain conditions. Holders of depositary shares are urged to read the Offer to Exchange and related letter of transmittal because they include important information.

This press release is not an offer to exchange or a solicitation of an offer to exchange, which may be made only pursuant to the terms of the Offer to Exchange and related letter of transmittal.

General Information
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of March 31, 2009, the Company had $119 billion in assets, operates 16 affiliates with 1,311 full-service Banking

Centers, including 95 Bank Mart® locations open seven days a week inside select grocery stores and 2,354 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2009, has $166 billion in assets under care, of which it managed $23 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements
This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and our most recent quarterly report on Form 10-Q. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties in combining the operations of acquired entities; (21) lower than expected gains related to any potential sale of businesses;  (22) failure to consummate the sale of a majority interest in Fifth Third’s merchant acquiring and financial institutions processing businesses (the “Processing Business”) or difficulties in separating the Processing Business from Fifth Third; (23) loss of income from any potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (24) ability to secure confidential information through the use of computer systems and telecommunications networks; and (25) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.